Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-255064) on Form S-8 of our report dated April 7, 2021, with respect to the consolidated financial statements of Evaxion Biotech A/S included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

April 7, 2021